EXHIBIT 99.1

Billtrust to be Acquired by EQT Private Equity for Equity Value of $1.7 Billion

EQT brings significant resources and demonstrated track record; will partner with Billtrust to advance its mission of digitizing and streamlining the Office of the CFO

LAWRENCEVILLE, N.J.—September 28, 2022—BTRS Holdings Inc. ("Billtrust" or "the Company") (NASDAQ: BTRS), a B2B accounts receivable automation and integrated payments leader, today announced that it has entered into a definitive agreement to be acquired by EQT X fund (“EQT Private Equity”), part of EQT, a leading global investment organization, in an all-cash transaction valuing Billtrust’s equity at approximately $1.7 billion.

Under the terms of the agreement, Billtrust shareholders will receive $9.50 per share in cash upon the closing of the transaction. The price per share represents more than a 64 percent premium above the closing share price of $5.77 on September 27, 2022, and more than a 76 percent premium above the trailing 90-day volume weighted average stock price for the period ended September 27, 2022.

“This transaction marks the beginning of an exciting new chapter for Billtrust, our customers and employees while providing shareholders an immediate and substantial cash value with a compelling premium,” said Flint Lane, Billtrust Founder and CEO. “We believe B2B payments and accounts receivable continue to be ripe for massive disruption and innovation, and our partnership with EQT will provide us with greater resources and flexibility to build on our leadership position.”

Since its founding in 2001, Billtrust has maximized its customers’ operational efficiency across the order-to-cash spectrum with a flexible and integrated cloud-based solution. Billtrust accelerates cash flow by automating complex and historically manual processes around credit decisioning and monitoring, online ordering, invoicing, payments and remittance capture, cash application and collections.

Arvindh Kumar, Partner and Co-Head of EQT’s Global Technology Sector Team, said: “We look forward to partnering with Billtrust in its journey to help customers digitize and streamline their finance operations. The Billtrust platform features modern solutions, a compelling value proposition, and, like EQT, a commitment to innovation and transformation in the digital era. Additionally, the Company operates at the intersection of software, fintech, and payments—sectors in which EQT has deep familiarity and a track record of success. With proprietary end-to-end solutions that generate value for all stakeholders and across economic cycles, Billtrust is poised to advance its leading offering in the underpenetrated accounts receivable automation space.”

Transaction Details

The transaction, which was approved by the Billtrust Board of Directors, is expected to close in the first quarter of 2023, subject to customary closing conditions, including approval by Billtrust shareholders and receipt of applicable regulatory approval.

Upon completion of the transaction, Billtrust’s shares will no longer trade on the NASDAQ, and Billtrust will become a private company.

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor to Billtrust, and Davis Polk & Wardwell LLP is acting as legal counsel to Billtrust.

Evercore is serving as financial advisor to EQT, and Weil, Gotshal & Manges LLP is acting as legal counsel to EQT.

About BTRS Holdings

Billtrust (NASDAQ: BTRS) is a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. Accounts receivable is broken and relies on conventional processes that are outdated, inefficient, manual and largely paper based. Billtrust is at the forefront of the digital transformation of AR, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoice delivery, payments and remittance capture, invoicing, cash application and collections. For more information, visit Billtrust.com.

About EQT

EQT is a purpose-driven global investment organization with EUR 77 billion in assets under management as of 30 June 2022, across 36 active funds. EQT funds have portfolio companies in Europe, Asia-Pacific and the Americas with total sales of approximately EUR 29 billion and more than 280,000 employees. EQT works with portfolio companies to achieve sustainable growth, operational excellence and market leadership. More info: www.eqtgroup.com. Follow EQT on LinkedIn, Twitter, YouTube and Instagram.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “continue,” “guidance,” “expect,” “outlook,” “project,” “believe” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the transaction with EQT. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Billtrust’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Billtrust. These forward-looking statements are subject to a number of risks and uncertainties, including Billtrust’s ability to secure the required regulatory and stockholder approvals for the transaction; Billtrust’s ability to meet the applicable closing conditions of the transaction; Billtrust’s ability to attract and retain customers and expand customers’ use of Billtrust’s services; market, financial, political and legal conditions; foreign currency impacts; the impact of the COVID-19 pandemic on Billtrust’s business and the global economy; risks relating to the uncertainty of the projected financial and operating information with respect to Billtrust; risks related to future market adoption of Billtrust's offerings; risks related to Billtrust's marketing and growth strategies; risks related to expanding Billtrust's operations outside the United States; risks related to Billtrust's ability to acquire or invest in businesses, products, or technologies that may complement or expand its products or platforms, enhance its technical capabilities, or otherwise offer growth opportunities; the effects of competition on Billtrust’s future business; the impact of unstable market and economic conditions; and the risks discussed in Billtrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022, under the heading “Risk Factors” and other documents of Billtrust filed, or to be filed, with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. If any of these risks materialize or any of Billtrust’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Billtrust presently does not know of or that Billtrust currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Billtrust’s expectations, plans or forecasts of future events and views as of the date of this press release. Billtrust anticipates that subsequent events and developments will cause Billtrust’s assessments to change. However, while Billtrust may elect to update these forward-looking statements at some point in the future, Billtrust specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Billtrust’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to the proposed transaction involving Billtrust. In connection with the proposed transaction, Billtrust plans to file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Billtrust may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to Billtrust’s shareholders for their consideration. Before making any voting decision, Billtrust’s shareholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available, because they will contain important information about Billtrust and the proposed transaction.

Billtrust’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Billtrust, free of charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and other documents filed by Billtrust with the SEC may be obtained, without charge, by contacting Billtrust through its website at https://investors.billtrust.com/.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to Billtrust may be deemed to be participants in the solicitation of proxies from Billtrust’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Billtrust and their ownership of Billtrust common stock is set forth in Billtrust’s annual report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 9, 2022 and in its proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on April 22, 2022. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

View source version on businesswire.com: https://www.businesswire.com/news/home/20220928005565/en/

Contacts

For Billtrust:

Investor Contact
John T. Williams
IR@billtrust.com

Media Contact
Meredith Simpson
PR@billtrust.com

For EQT:

US media inquiries:

Stephanie Greengarten, stephanie.greengarten@eqtpartners.com, +1 646-687-6810

International media inquiries:

EQT Press Office, press@eqtpartners.com, +46 8 506 55 334

Source: BTRS Holdings Inc.